Exhibit 99.1

News Release

Contact:	David G. Higie
Phone:	(412) 269-6449
Release:	Immediate (March 17, 2009)
BAKER NAMES MICHAEL ZUGAY CHIEF FINANCIAL OFFICER
     PITTSBURGH — Michael Baker Corporation (NYSE Alternext US:BKR) announced today the appointment of Michael J. Zugay, CPA, as executive vice president and chief financial officer of the Company, effective April 1, 2009. Craig O. Stuver, who has been serving as acting chief financial officer since September 2007, will be leaving the Company to pursue other professional interests.
     Most recently, Zugay was senior vice president and chief financial officer of iGate Corporation (NASDAQ:IGTE) where he was responsible for all of the firm’s financial and administrative functions. Previously, he was vice president of mergers and acquisitions with iGate and completed 26 transactions that added more than $190 million in revenue for the company. Prior to that, he was president and chief executive officer of Bliss-Salem, Inc. He holds a Bachelor’s Degree in Business Management from the Indiana University of Pennsylvania, and is a Certified Public Accountant.
     “We are extremely pleased that Mike has chosen to join Baker at this critical period in our Company’s development,” Brad Mallory, president and chief executive officer, said. “His vast experience, particularly in the areas of corporate finance and mergers and acquisitions, will play an important role in the continued planning and execution of Baker’s growth strategy.” He added that, “as a Company, we want to express our deep appreciation to Craig for his dedicated service to Baker over the past 16 years, and we all wish him well in his future endeavors.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,500 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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